Exhibit 99


     Hecla Reports 77% Increase in Earnings for 1st Half of 2003;
          Highest Operating Cash Flow in More Than a Decade


    COEUR D'ALENE, Idaho--(BUSINESS WIRE)--July 31, 2003--Hecla Mining Company (NYSE:HL) today reported net income before preferred stock dividends of $9.3 million, or 7 cents per share, for the first six months of 2003.
    This is a 77% increase compared to net income of $5.2 million, or 2 cents per share, in the first half of 2002. The company continued on track for record silver production at record low costs in 2003. Gross profit from operations for the first half of the year was $16.6 million, a 43% improvement over the first six months of 2002. Cash flow provided by operating activities was the highest in over a decade, increasing 97% to $13 million, compared to $6.6 million in the first half of last year.
    For the second quarter of 2003, Hecla reported net income before preferred stock dividends of $2.5 million, or 2 cents per share, compared to $4.8 million, or 4 cents per share, in the second quarter of 2002. However, gross profit for the second quarter increased 23% to $9.6 million, compared to $7.9 million in the second quarter of last year. Cash flow also improved on a quarter-to-quarter comparison, from $6.1 million in the second quarter of 2002 to $8.2 million in the second quarter of this year.
    Hecla's President and Chief Executive Officer Phillips S. Baker, Jr., said, "This is Hecla's sixth consecutive quarter of net income. We generated enough cash flow to greatly increase our exploration program and pay down $5.5 million in debt while maintaining our cash balance. I'm very pleased with where we are operationally and financially and I'm looking forward to increasing our production in the future as we begin to develop some of our excellent exploration opportunities in Mexico and Venezuela."

    Second Quarter 2003 Highlights

    -- Net income of $2.5 million, gross profit of $9.6 million, cash flow provided by operating activities of $8.2 million

    -- Silver production of 2.4 million ounces, at a record low average total cash cost of $1.58 per ounce, including total cash costs of 20 cents per ounce at the San Sebastian mine

    -- 51,780 ounces of gold produced, with La Camorra's average total cash cost at $139 per ounce of gold

    -- Reduction in long-term debt to $7.6 million, with cash and cash equivalents of $113.4 million

    --  Exploration expenditures of $3.6 million

    --  Progress on Don Sergio and Block B projects

    Operations

    In the second quarter, Hecla produced 2.4 million ounces of silver at a record low average total cash cost of $1.58 per ounce. For the first six months of 2003, Hecla produced 4.8 million ounces of silver at an average total cash cost of $1.62 per ounce. Gross profit from the silver segment for the first six months was $8.9 million. Hecla anticipates mining approximately 9 million ounces of silver this year, at under $2 per ounce. Gold production in the second quarter of 2003 totaled 51,780 ounces. For the first six months, Hecla produced 105,192 ounces of gold at an average total cash cost of $138 per ounce. Total gold production in 2003 is estimated at approximately 215,000 ounces.
    The total cash cost per ounce of silver at Hecla's San Sebastian mine in Mexico decreased 84% from the second quarter of 2002, to just 20 cents per ounce of silver during the second quarter of this year. The average total cash cost of production for the first six months of 2003 was 7 cents per ounce of silver. Low costs at San Sebastian are due in part to significant by-product credits from increased gold production and a higher average gold price. San Sebastian produced 1 million ounces of silver and 11,505 ounces of gold in the second quarter of 2003. The mine's silver production increased 23% in the first half of this year compared to the first six months of 2002. For the first half of the year, San Sebastian mined 2 million ounces of silver and 23,059 ounces of gold, with an average ore grade of 30 ounces of silver per ton and more than a third of an ounce of gold per ton.
    The Greens Creek silver mine in Alaska, in which Hecla holds a 29.73% interest, produced 832,705 ounces of silver for Hecla's account in the second quarter of this year, and 1.6 million ounces of silver in the first six months. Production costs continue to be very low, and have decreased from the same period a year ago, with the average total cash cost of silver during the second quarter at $1 per ounce and in the first six months at $1.31 per ounce. The average ore grade of 18.4 ounces of silver per ton during the first half of 2003 is about two ounces less than the same period a year ago, although the grade of zinc, a by-product metal, has increased. Gold is also an important by-product at this polymetallic mine, and the increased gold price has offset any impact to gross profit from the slightly lower silver production caused by the lower silver grade. The silver ore grade at Greens Creek is forecast to maintain its current level for the remainder of the year.
    The Lucky Friday silver mine in northern Idaho contributed 1.2 million ounces of silver during the first six months of 2003, with 601,862 ounces of silver produced in the second quarter. The total cash cost at Lucky Friday was $4.68 per ounce of silver in the second quarter and $4.57 per ounce of silver for the first six months of the year. The silver ore grade at the Lucky Friday mine has improved by about two ounces per ton compared to the first six months of 2002, and is now running more than 16 ounces of silver per ton.
    The La Camorra mine in Venezuela produced 32,109 ounces of gold during the second quarter of 2003, at a low average total cash cost of $139 per ounce. For the first six months of the year, La Camorra has produced 67,053 ounces of gold at an average total cash cost of $138 per ounce, and is on track to produce 145,000 to 150,000 ounces of gold during 2003. Mining costs per ton at La Camorra during the second quarter of 2003 were down nearly $10 per ton compared to the same period last year, and down about $4 per ton compared to the first quarter of 2003. The decrease is in part due to a benefit derived from the weak Venezuelan currency, as well as higher unit costs in the second quarter of 2002 because of development activities during that time. Mining at La Camorra during the second quarter of this year took place in a portion of the mine containing a lower gold ore grade when compared to the same period a year ago. However, the ore grade is expected to improve in the next six months and should average approximately three-quarters of an ounce of gold per ton for the year.

    Exploration

    Hecla tripled exploration expenditures during the second quarter of 2003 compared to the same period a year ago, and spent about $5.8 million during the first six months of the year on exploration. Baker said, "We've had good results from those expenditures already this year. We've begun development on the Don Sergio vein at the San Sebastian mine in Mexico. In addition, we advanced the engineering plans, resource definition and permitting on two other projects in Venezuela and Nevada, with the potential to start two more development ramps by year-end. This is great progress." Total exploration expenditures for 2003 are expected to be in the range of $12 million to $15 million.

    VENEZUELA

    At the Block B gold project in the El Callao gold district in Venezuela, Hecla has seen enough exploration success to begin on-the-ground work in preparation for an eventual development decision. It is anticipated that a good portion of the identified resource will be upgraded to the reserve category by year-end. Design work on surface facilities such as the water and electrical systems, access road and site preparation is underway and compressors, generators and other equipment are being purchased. The Block B project is located about 70 miles from Hecla's La Camorra gold mine, and ore would be trucked to the La Camorra mill for processing. A preliminary environmental report has been submitted to the regulatory agencies and, assuming a favorable outcome of the exploration program and feasibility study, Hecla could make a decision on underground ramp development at Block B before the end of the year. According to Baker, "This project has the potential to substantially increase our gold production by spending relatively little capital, allowing for very high returns on investment." Also in the Block B district, evaluation on an additional 19 exploration targets has been completed and two of those targets have been scheduled for surface drilling in the second half of the year.
    Work on the Main and Betzy veins of the La Camorra gold mine is ongoing in an effort to identify new ore shoots and extend existing resources. Deep exploration continues, with 10 holes drilled so far. The newest phase of the program at La Camorra involves directional drilling as much as 300 meters below the current resource envelope. The objective is to identify a larger resource and extend the mine life. The first phase of the program is scheduled for completion in 2004.
    Hecla is also working on a feasibility study for the development of the Canaima gold resource, which is just 5 miles away from the La Camorra mill and easily accessible by road. A preliminary mine plan has been completed and the final feasibility study is targeted for the fourth quarter.

    MEXICO

    The development ramp at the Don Sergio vein is on schedule, and the surface infrastructure construction is nearly complete. The project is on target to begin commercial production in the first quarter of 2004. Don Sergio is expected to add about 30,000 ounces of gold and 170,000 ounces of silver annually for two years to San Sebastian's production. Exploration drilling designed to add to the resource base continued during the second quarter on both the Francine and Don Sergio veins, as well as several other target areas.
    Baker said, "We have a very large property position surrounding the San Sebastian mine, and we are extremely encouraged by the potential for the region. We are now undertaking structural analysis and geochemistry programs that we believe will be excellent targeting tools, leading to exploration success down the road."

    OTHER

    Approximately $0.8 million dollars has been spent this year at the Hollister Block gold project in Nevada. Good progress has been made on the permitting process and the company is still working toward the goal of beginning underground ramp development by the end of the year.
    At the Greens Creek silver mine in Alaska, 1,000 feet of exploration drift was completed in the first half of the year. A drilling program has begun on four new targets. The surface exploration at Greens Creek has also identified new targets requiring follow-up drilling.
    A six-hole exploration program designed to identify ore deeper in the vein system at the Lucky Friday mine was completed during the second quarter. Results confirm that silver ore grades similar to the grade currently being mined continue 800 feet below the current mining area.

    Other

    Compensation of Hecla executives includes a component of company stock. Over the past two years, management has increased its equity ownership through stock options and by taking stock in lieu of cash compensation. With more equity compensation, executives can be expected to sell shares from time to time, when permitted, to raise cash, to cover payroll taxes, to diversify their portfolios or for other personal purposes. There are a number of restrictions that prohibit executives from trading while in possession of any material non-public information about the company, leaving only small windows of opportunity during the year for insider trading. Therefore, any selling by executives is not a reflection of their confidence in the future performance of the company's stock.

    Hecla Mining Company, headquartered in Coeur d'Alene, Idaho, mines and processes silver and gold in the United States, Venezuela and Mexico. A 112-year-old company, Hecla has long been well known in the mining world and financial markets as a quality silver and gold producer. Hecla's common and preferred shares are traded on the New York Stock Exchange under the symbols HL and HL-PrB.

    Statements made which are not historical facts, such as anticipated payments, litigation outcome, production, sales of assets, exploration results and plans, costs, prices or sales performance are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, metals price volatility, volatility of metals production, exploration risks and results, project development risks and ability to raise financing. Refer to the company's Form 10-Q and 10-K reports for a more detailed discussion of factors that may impact expected future results. The company undertakes no obligation and has no intention of updating forward-looking statements.

    Cautionary Note to Investors - The United States Securities and Exchange Commission permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We use certain terms in this news release, such as "resource," that the SEC guidelines strictly prohibit us from including in our filing with the SEC. Investors are urged to consider closely the disclosure in our Form 10-K. You can review and obtain copies of these filings from the SEC's website at http://www.sec.gov/edgar.shtml.

    Hecla Mining Company news releases can be accessed on the Internet at: http://www.hecla-mining.com.



                         HECLA MINING COMPANY
        (dollars in thousands, except per share, per ounce and
                    per pound amounts - unaudited)

                    Second Quarter Ended         Six   Months Ended
HIGHLIGHTS          June 30,     June 30,        June 30,   June 30,
                       2003         2002            2003       2002
FINANCIAL DATA
Sales of
 products     $      30,203 $     28,663 $        56,643 $   52,045
Gross profit          9,646        7,857          16,600     11,590
Income from
 operations           3,492        4,721           6,165      5,891
Net income            2,540        4,755           9,273      5,241
Basic and diluted
 income per common
  share (1)            0.02         0.04            0.07       0.02
Cash flow
 provided by
 operating
  activities          8,240        6,056          12,990      6,579

 SALE OF PRODUCTS BY
  SEGMENT

Silver
operations(2) $      19,272 $     16,626   $      36,195 $   28,735
Gold
operations           10,935       12,037          19,911     23,310
Other                    (4)         - -             537        - -
              ------------- ------------    ------------ ----------
  Total sales $      30,203 $     28,663   $      56,643 $   52,045

 GROSS PROFIT (LOSS)
  BY SEGMENT

Silver
operations(2) $       4,736        2,781   $       8,896      3,444
Gold
operations            4,936        5,076           7,725      8,146
Other                   (26)         - -             (21)       - -
              ------------- ------------    ------------ ----------
 Total gross
  profit      $       9,646 $      7,857   $      16,600 $   11,590

 PRODUCTION SUMMARY -
  TOTALS

Silver -
 Ounces           2,444,109    2,333,573       4,842,308  4,343,571
Gold - Ounces        51,780       65,323         105,192    121,725
Lead - Tons           5,407        5,298          11,034      9,319
Zinc - Tons           7,320        7,052          14,005     13,367
Average cost per
 ounce of silver
  produced(2):
  Cash operating
   costs ($/oz.)       1.46         1.99            1.52       2.18
  Total cash
   costs ($/oz.)(3)    1.58         2.09            1.62       2.26
  Total production
   costs ($/oz.)       2.84         3.52            2.83       3.75
Average cost per
 ounce of gold
  produced(2):
  Cash operating
   costs ($/oz.)        139          131             138        134
  Total cash costs
   ($/oz.)(3)           139          131             138        134
  Total production
   costs ($/oz.)        206          201             206        204

 AVERAGE METAL PRICES
Silver -
 Handy & Harman
  ($/oz.)              4.62         4.75            4.66       4.63
Gold - Realized
  ($/oz.)               326          306             329        301
Gold - London
 Final ($/oz.)          347          313             349        302
Lead - LME Cash
 (cents/pound)         20.7         21.6            20.7       21.4
Zinc - LME Cash
 (cents/pound)         35.2         36.3            35.4       35.7

(1) For the quarters and six months ended June 30, 2003 and 2002, respectively, preferred stock dividends of $0.7 million and $2 million, respectively, and $1.3 million and $4 million, respectively, were not declared or paid. The preferred dividends are not included in the determination of net income; however, they are included in determining income applicable to common shareholders and earnings per share. Including the effects of preferred stock dividends, income applicable to common shareholders totaled $1.9 million and $2.7 million, respectively, for the three months ended June 30, 2003 and 2002, and $8 million and $1.2 million, respectively, for the six months ended June 30, 2003 and 2002.

(2) Includes gold produced at silver operations, which is treated as a by-product credit and included in the calculation of silver costs per ounce.

(3) Total cash costs per ounce of silver and gold represent non-U.S. Generally Accepted Accounting Principles (GAAP) measurements. A reconciliation of total cash costs to cost of sales and other direct production costs (GAAP) can be found in the cash costs per ounce reconciliation section of this news release.

                         HECLA MINING COMPANY
                 Consolidated Statements of Operations
     (dollars and shares in thousands, except per share amounts -
                              unaudited)

                            Second Quarter           Six Months
                                Ended                  Ended
                          June 30, June 30,      June 30, June 30,
                             2003     2002          2003     2002

Sales of products        $ 30,203 $ 28,663      $ 56,643 $  52,045
                         -------- --------      -------- ---------
Cost of sales and
 other direct
    production costs       15,335   14,675        29,919    28,766
Depreciation,
 depletion and
 amortization               5,222    6,131        10,124    11,689
                         -------- --------      -------- ---------
                           20,557   20,806        40,043    40,455
                         -------- --------      -------- ---------
Gross profit                9,646    7,857        16,600    11,590
                         -------- --------      -------- ---------
Other operating
 expenses:
  General and
   administrative           2,222    1,767         4,261     3,645
  Exploration               3,638    1,206         5,771     1,730
  Depreciation and
   amortization               171       15           200        67
  Provision for
   closed operations
     and environmental
      matters                 123      148           203       257
                         -------- --------      -------- ---------
                            6,154    3,136        10,435     5,699
                         -------- --------      -------- ---------
Income from operations      3,492    4,721         6,165     5,891
                         -------- --------      -------- ---------
Other income (expense):
  Interest and other
   income                     980      685         5,559     1,094
  Miscellaneous, net         (752)     237        (1,225)       91
  Interest expense           (323)    (473)         (682)     (937)
                         -------- --------      -------- ---------
                              (95)     449         3,652       248
                         -------- --------      -------- ---------
Income from
 operations before income
   taxes and cumulative
    effect of change
     in accounting
      principle             3,397    5,170         9,817     6,139
Income tax provision         (857)    (112)       (1,616)     (112)
                         -------- --------      -------- ---------
Income from
 continuing
 operations before
   cumulative effect
    of change in
   accounting
    principle               2,540    5,058         8,201     6,027
Cumulative effect of
 change in
 accounting
   principle, net of
    income tax                - -      - -         1,072       - -
Discontinued
 operations, net of
 income tax                   - -     (303)          - -      (786)
                         -------- --------      -------- ---------
Net income               $  2,540 $  4,755      $  9,273 $   5,241
                         ======== ========      ======== =========
Basic and diluted
 income (loss) per
  common share:
  Income from
   operations after
    preferred stock
     dividends           $   0.02 $   0.04      $   0.06 $    0.03
  Cumulative effect
   of change in
    accounting
     principle                - -      - -          0.01       - -
  Loss from
   discontinued
   operations                 - -      - -           - -     (0.01)
                         -------- --------      -------- ---------
Basic and diluted
 income per
   common share (1)      $   0.02 $   0.04      $   0.07 $    0.02
                         ======== ========      ======== =========
Basic weighted
 average number of
   common shares
    outstanding           109,427   75,010       109,374    74,426
                         ======== ========      ======== =========
Diluted weighted
 average number of
   common shares
    outstanding           110,052   75,010       110,173    74,426
                         ======== ========      ======== =========

(1) For the quarters and six months ended June 30, 2003 and 2002, respectively, preferred stock dividends of $0.7 million and $2 million, respectively, and $1.3 million and $4 million, respectively, were not declared or paid. The preferred dividends are not included in the determination of net income; however, they are included in determining income applicable to common shareholders and earnings per share. Including the effects of preferred stock dividends, income applicable to common shareholders totaled $1.9 million and $2.7 million, respectively, for the three months ended June 30, 2003 and 2002, and $8 million and $1.2 million, respectively, for the six months ended June 30, 2003 and 2002.


                         HECLA MINING COMPANY
                      Consolidated Balance Sheets
             (dollars and shares in thousands - unaudited)

                                   June 30, 2003         Dec. 31, 2002
   ASSETS

Current assets:
  Cash and cash equivalents      $      113,380        $       19,542
  Accounts and notes
   receivable                            13,164                10,154
  Inventories                            15,166                14,758
  Deferred income taxes                   1,350                 2,700
  Other current assets                    1,906                 1,780
                                 --------------        --------------
     Total current assets               144,966                48,934
Investments                                 275                    76
Restricted investments                    6,455                 6,428
Properties, plants and
 equipment, net                          85,252                86,725
Mineral interests, net                    5,194                 5,640
Deferred incomes taxes                      300                   300
Other noncurrent assets                  12,489                12,038
                                 --------------        --------------
Total assets                     $      254,931        $      160,141
                                 ==============        ==============

 LIABILITIES
Current liabilities:
  Accounts payable and
   accrued expenses              $       11,311        $       11,731
  Accrued payroll and
   related benefits                       6,399                 7,603
  Current portion of debt                 4,279                 7,296
  Accrued taxes                           2,301                 1,572
  Current portion of
   accrued reclamation and
    closure costs                         7,000                 7,005
                                 --------------        --------------
     Total current
      liabilities                        31,290                35,207
Long-term debt                            3,271                 4,657
Accrued reclamation and
 closure costs                           41,853                42,718
Other noncurrent
 liabilities                              4,851                 5,629
                                 --------------        --------------

Total liabilities                        81,265                88,211
                                 --------------        --------------

 SHAREHOLDERS' EQUITY
Preferred stock                             188                   188
Common stock                             27,373                21,547
Capital surplus                         492,313               405,959
Accumulated deficit                    (346,271)             (355,544)
Accumulated other
 comprehensive income
  (loss)                                    181                   (36)
Stock held by grantor trust                 - -                   (66)
Treasury stock                             (118)                 (118)
                                 --------------        --------------

Total shareholders' equity              173,666                71,930
                                 --------------        --------------

Total liabilities and
 shareholders' equity            $      254,931        $      160,141
                                 ==============        ==============
Common shares outstanding
 at end of period                       109,485                86,179
                                 ==============        ==============


                         HECLA MINING COMPANY
                 Consolidated Statements of Cash Flows
                  (dollars in thousands - unaudited)

                                             Six Months Ended
                                    June 30, 2003       June 30, 2002
OPERATING ACTIVITIES
Net income                        $        9,273      $         5,241
Noncash elements included in
 net income:
  Depreciation, depletion
   and amortization                       10,324               11,756
  Cumulative effect of
   change in accounting
   principle                              (1,072)                 - -
  (Gain) loss on disposition
   of properties, plants and
   equipment                                (296)                (185)
  Provision for reclamation
   and closure costs                         132                  751
  Deferred income taxes                    1,350                  - -
  Change in net assets of
   discontinued operations                   - -                  858
Change in assets and
 liabilities:
  Accounts and notes
   receivable                             (3,010)              (6,102)
  Inventories                               (408)              (3,420)
  Other current and
   noncurrent assets                        (577)                (886)
  Accounts payable and
   accrued expenses                         (402)                 102
  Accrued payroll and
   related benefits                         (554)                 574
  Accrued taxes                              729                  137
  Accrued reclamation and
   closure costs and other
    noncurrent liabilities                (2,499)              (2,247)
                                  --------------      ---------------
Net cash provided by
 operating activities                     12,990                6,579
                                  --------------      ---------------
 INVESTING ACTIVITIES

Proceeds from sale of
 discontinued operations                     - -                1,585
Additions to properties,
 plants and equipment                     (6,804)              (6,070)
Proceeds from disposition of
 properties, plants and
  equipment                                  486                5,622
Increase in restricted
 investments                                 (27)                 - -
Other, net                                    78                  137
                                  --------------      ---------------
Net cash provided (used) by
 investing activities                     (6,267)               1,274
                                  --------------      ---------------
 FINANCING ACTIVITIES

Common stock issued under
 warrants and stock option
 plans                                       248                2,561
Common stock issued, net of
 offering costs                           91,270                  - -
Borrowing on debt                          1,350                3,300
Repayment on debt                         (5,753)              (8,201)
                                  --------------      ---------------
Net cash provided (used) by
 financing activities                     87,115               (2,340)
                                  --------------      ---------------
Net increase in cash and
 cash equivalents                         93,838                5,513
Cash and cash equivalents at
 beginning of period                      19,542                7,560
                                  --------------      ---------------
Cash and cash equivalents at
 end of period                    $      113,380      $        13,073
                                  ==============      ===============

                         HECLA MINING COMPANY
                            Production Data

                             Second Quarter Ended   Six Months Ended
                               June 30, June 30,   June 30,  June 30,
                                  2003     2002       2003      2002

LA CAMORRA UNIT
Tons of ore processed           48,886   51,225     93,653    102,167
Days of operation                   82       77        162        158
Mining cost per ton         $    32.32 $  42.18 $    34.50 $    39.25
Milling cost per ton        $    14.88 $  15.82 $    14.27 $    15.65
Ore grade milled -
 Gold (oz./ton)                  0.684    0.928      0.751      0.877
Gold produced (oz.)             32,109   45,869     67,053     86,086
Average cost per
 ounce of gold
 produced:
  Cash operating
   costs                    $      139 $    131 $      138 $      134
  Total cash costs(1)       $      139 $    131 $      138 $      134
  Total production
   costs                    $      206 $    201 $      206 $      204

GREENS CREEK UNIT
(Reflects Hecla's
 29.73% share)
Tons of ore milled              57,713   54,690    113,874    107,290
Days of operation                   91       91        181        181
Mining cost per ton         $    28.48 $  28.57 $    28.08 $    28.77
Milling cost per ton        $    16.22 $  15.36 $    16.26 $    15.16
Ore grade milled -
 Silver (oz./ton)                19.11    20.07      18.37      20.56
Silver produced (oz.)          832,705  858,565  1,573,365  1,687,764
Gold produced (oz.)              8,107    8,639     14,955     15,715
Lead produced (tons)             2,124    2,408      4,111      4,354
Zinc produced (tons)             6,736    6,412     12,818     12,191
Average cost per
 ounce of silver
 produced(2):
  Cash operating
  costs                     $     0.92 $   1.38 $     1.27 $     1.63
  Total cash costs(1)       $     1.00 $   1.45 $     1.31 $     1.68
  Total production
  costs                     $     3.66 $   4.03 $     4.00 $     4.24

SAN SEBASTIAN UNIT
Tons of ore processed           38,375   43,638     70,975     76,661
Days of operation                   85       84        159        151
Mining cost per ton         $    27.44 $  37.96 $    30.26 $    35.69
Milling cost per ton        $    35.36 $  30.71 $    36.52 $    30.51
Ore grade milled -
 Silver (oz./ton)                27.92    22.39      30.00      23.73
Ore grade milled -
 Gold (oz./ton)                  0.322    0.280      0.353      0.292
Silver produced (oz.)        1,009,542  880,805  2,031,629  1,649,393
Gold produced (oz.)             11,505   10,754     23,059     19,816
Average cost per
 ounce of silver
 produced (2):
  Cash operating
  costs                     $     0.00 $   1.07 $    (0.14)$     1.19
  Total cash costs(1)       $     0.20 $   1.26 $     0.07 $     1.38
  Total production
  costs                     $     1.06 $   2.25 $     0.87 $     2.36

LUCKY FRIDAY UNIT
Tons of ore milled              38,381   43,602     80,693     75,190
Days of operation                   91       78        181        153
Mining cost per ton           $  48.30 $  35.80 $    46.37 $    39.89
Milling cost per
 ton                          $   6.62 $   6.40 $     6.47 $     7.07
Ore grade milled -
 Silver (oz./ton)                16.68    14.58      16.28      14.34
Silver produced
 (oz.)                         601,862  594,203  1,237,314  1,006,414
Lead produced (tons)             3,283    2,890      6,923      4,965
Zinc produced (tons)               584      640      1,187      1,176
Average cost per
 ounce of silver
 produced (2):
  Cash operating
   costs                      $   4.68 $   4.25 $     4.57 $     4.70
  Total cash
   costs (1)                  $   4.68 $   4.25 $     4.57 $     4.70
  Total production
   costs                      $   4.69 $   4.69 $     4.58 $     5.22

(1) Total cash costs per ounce of silver and gold represent non-U.S. Generally Accepted Accounting Principles (GAAP) measurements. A reconciliation of total cash costs to cost of sales and other direct production costs (GAAP) can be found in the cash costs per ounce reconciliation section of this news release.

(2) Gold produced is treated as a by-product credit in calculating silver costs per ounce.


                         CAPITAL EXPENDITURES
                        (dollars in thousands)

                                              Six Months Ended
                                    June 30, 2003       June 30, 2002
Greens Creek (29.73%(a))          $          568       $        1,398
La Camorra                                 3,459                3,265
San Sebastian                              2,673                1,334
Other                                        104                   73
                                  --------------       --------------
  Total Capitalized               $        6,804       $        6,070
                                  ==============       ==============
(a) Hecla's share


                           HEDGED POSITIONS
                          As of June 30, 2003

       Sold forward: 78,728 gold ounces at average price of $288


                         HECLA MINING COMPANY
     Reconciliation of Cash Costs per Ounce to Generally Accepted
                     Accounting Principles (GAAP)
    (dollars and ounces in thousands, except per ounce - unaudited)

                            Three Months Ended     Six Months Ended
                            June 30,  June 30,   June 30,    June 30,
                               2003      2002       2003        2002

GOLD SEGMENT
Total cash costs           $  4,455  $  6,029   $  9,240   $  11,556
Divided by gold ounces
 produced                        32        46         67          86
                           --------  --------   --------   ---------
   Total cash cost per
   ounce produced          $    139  $    131   $    138   $     134
                           ========  ========   ========   =========
Reconciliation to
GAAP (2):
   Total cash costs        $  4,455  $  6,029   $  9,240   $  11,556
   Treatment & freight
    costs                      (458)     (513)      (805)       (892)
   Change in product
    inventory                  (183)   (1,750)      (842)     (1,502)
   Reclamation and
    other costs                   9       106         61         204
                           --------  --------   --------   ---------
   Costs of sales and
    other direct
    production costs
    (GAAP)                 $  3,823  $  3,872   $  7,654   $   9,366
                           ========  ========   ========   =========
SILVER SEGMENT
Total cash costs           $  3,850  $  4,880   $  7,854   $   9,832
Divided by silver
 ounces produced              2,444     2,334      4,842       4,344
                           --------  --------   --------   ---------
   Total cash cost per
   ounce produced          $   1.58  $   2.09   $   1.62   $    2.26
                           ========  ========   ========   =========
Reconciliation to GAAP:
   Total cash costs        $  3,850  $  4,880   $  7,854   $   9,832
   Treatment & freight
    costs                    (4,602)   (4,886)    (9,255)     (9,289)
   By-product credits        11,331    10,297     22,222      18,854
   Change in product
    inventory                   878       217        628        (619)
   Reclamation and
    other costs                  40       302        273         569
                           --------  --------   --------   ---------
   Costs of sales and
    other direct
     production costs
     (GAAP)                $ 11,497  $ 10,810   $ 21,722   $  19,347
                           ========  ========   ========   =========
GREENS CREEK UNIT
  (Reflects Hecla's
    29.73% share)
Total cash costs           $    833  $  1,245   $  2,068   $   2,829
Divided by silver
 ounces produced                833       859      1,573       1,688
                           --------  --------   --------   ---------
   Total cash cost per
   ounce produced          $   1.00  $   1.45   $   1.31   $    1.68
                           ========  ========   ========   =========
Reconciliation to GAAP:
   Total cash costs        $    833  $  1,245   $  2,068   $   2,829
   Treatment & freight
    costs                    (3,079)   (3,315)    (6,068)     (6,409)
   By-product credits         6,170     5,930     11,687      11,005
   Change in product
   inventory                  1,081       136        789        (757)
   Reclamation and
    other costs                  41       153        113         300
                           --------  --------   --------   ---------
   Costs of sales and
    other direct
    production costs
    (GAAP)                 $  5,046  $  4,149   $  8,589   $   6,968
                           ========  ========   ========   =========
SAN SEBASTIAN UNIT
Total cash costs           $    202  $  1,110   $    134   $   2,270
Divided by silver
 ounces produced              1,010       881      2,032       1,649
                           --------  --------   --------   ---------
   Total cash cost per
    ounce produced         $   0.20  $   1.26   $   0.07   $    1.38
                           ========  ========   ========   =========
Reconciliation to GAAP:
   Total cash costs        $    202  $  1,110   $    134   $   2,270
   Treatment & freight
    costs                      (506)     (638)    (1,016)     (1,183)
   By-product credits         3,979     3,366      8,036       6,005
   Change in product
    inventory                  (243)      (20)      (225)         20
   Reclamation and
    other costs                 (11)      121        141         220
                           --------  --------   --------   ---------
   Costs of sales and
    other direct
     production costs
     (GAAP)                $  3,421  $  3,939   $  7,070   $   7,332
                           ========  ========   ========   =========
LUCKY FRIDAY UNIT
Total cash costs           $  2,815  $  2,525   $  5,652   $   4,733
Divided by silver
 ounces produced                602       594      1,237       1,006
                           --------  --------   --------   ---------
   Total cash cost per
    ounce produced         $   4.68  $   4.25   $   4.57   $    4.70
                           ========  ========   ========   =========
Reconciliation to GAAP:
   Total cash costs        $  2,815  $  2,525   $  5,652   $   4,733
   Treatment & freight
    costs                    (1,017)     (933)    (2,171)     (1,697)
   By-product credits         1,182     1,001      2,499       1,844
   Change in product
    inventory                    40       101         64         118
   Reclamation and
    other costs                  10        28         19          49
                           --------  --------   --------   ---------
   Costs of sales and
    other direct
     production costs
     (GAAP)                $  3,030  $  2,722   $  6,063   $   5,047
                           ========  ========   ========   =========

(1) Cash costs per ounce of silver or gold represent non-U.S. Generally Accepted Accounting Principles (GAAP) measurements that management uses to monitor and evaluate the performance of its mining operations. We believe cash costs per ounce of silver or gold provide an indicator of profitability at each location and on a consolidated total, as well as a meaningful basis for which to compare other mining companies and other mining operating properties.

(2) Costs per ounce of gold are based on the gold produced by La
    Camorra only.


    CONTACT: Hecla Mining Company
             Vicki J. Veltkamp, 208/769-4144
             http://www.hecla-mining.com
             http://www.businesswire.com/cnn/hl.shtml